Exhibit 4.1

AWARD AGREEMENT

THIS AGREEMENT, made as of December 1, 2005, by and between Nutrition 21, Inc., a New York corporation, 4 Manhattanville Road, Purchase, New York 10577 (the “Company”), and Dean M. DiMaria, 5 Farm Field Ridge Road, Sandy Hook, CT 06482 (the “Grantee”).

WITNESSETH:

WHEREAS, the Grantee is now an employee of the Company and the Company desires to afford the Grantee an opportunity to acquire, or enlarge, stock ownership in the Company so that the Grantee may have a direct proprietary interest in the Company’s success:

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.
Grant of Award. Pursuant to the provisions of the Nutrition 21, Inc. 2005 Stock Options Plan (the “Plan”), the Company hereby grants to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the following:

(a)
The right, pursuant to the Plan, to purchase from the Company all or any part of an aggregate of 160,000 shares of Common Stock ($.005 par value) of the Company at the purchase price of $0.69 per share (the “Stock Options”). The Stock Options are intended to be Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended.

(i)
Such Stock Options shall vest and be exercisable as to 1/4 of such shares on December 1, 2005 (the “Grant Date”), and an additional 1/4 of such shares on the first, second and third anniversaries of the Grant Date of such Stock Options.

(ii)	Such Stock Options shall expire ten (10) years from the date of grant or 89 days after termination of employment, whichever is earlier.

(iii)	Any exercise of such Stock Options shall be accompanied by a written notice to the Company specifying the number of shares as to which the Stock Options are being exercised.

(iv)
At the time of any exercise, the purchase price shall be paid in cash, unless the Company offers a cashless exercise alternative. In that event, Grantee may elect to pay in cash or use the cashless exercise alternative. The purchase price equals the number of shares as to which the Stock Options are being exercised multiplied by the purchase price per share. The Company will make all necessary tax withholding at the time of exercise, in the manner and to the extent provided for by law.

(v)	The Stock Options are not transferable other than by will or by the laws of descent and distribution. During the lifetime of Grantee, the Stock Options shall be exercisable only by the Grantee.

(vi)
The Grantee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Stock Options prior to the date of issuance of a certificate or certificates for such shares.

2.	Sale of Shares. Employee agrees to advise the company of the sale of shares acquired by exercise of Stock Options, including the date(s) of sale, number of shares and price(s).

3.
Compliance With Law and Regulations. This award and the obligations of the Company hereunder, shall be subject to all governmental laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

4.
Grantee Bound By Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. To the extent that this agreement is silent with respect to, or in any way inconsistent with the terms of the Plan, the provisions of the Plan shall govern.

5.
Notices. Any notices hereunder to the Company shall be sent to the following address: Nutrition 21, Inc., 4 Manhattanville Road, Purchase, NY 10577, USA, Attention: General Counsel; and any notice hereunder to the Grantee shall be sent to Grantee at Grantee’s residence or work location.

6.	This Agreement is subject to Grantee’s actual start of employment with the Company in accordance with the terms and conditions of employment between the Company and Grantee.

IN WITNESS WHEREOF, Nutrition 21, Inc. has caused this Agreement to be executed by an authorized officer of the Company and the Grantee has executed this Agreement, both as of the day and year first above written.

By:	/s/ Benjamin T. Sporn
General Counsel

By:	/s/ Dean DiMaria
Grantee